SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 PALMWORKS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               Nevada                                   76-0630801
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


2525 South Shore Boulevard, Suite 309, League City, Texas               77573
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      (Address of Principal Executive Offices)                        (Zip Code)


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

     Securities Act registration statement file number to which this form relates: 333-36290

       Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

        Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.001 par value
                          -----------------------------
                                (Title of class)

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     This registration statement relates to the registration with the Securities and Exchange Commission of shares of common stock, par value $.001 per share, of PalmWorks, Inc., a Nevada corporation (the "Registrant"). The authorized capital stock of our company consists of 25,000,000 shares of common stock, par value $.001 per share.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of common stock will be entitled to receive dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock will be entitled to share ratably in all the assets that are legally available for distribution after payment of all debts and other liabilities. The holders of common stock have no preemptive, subscription, redemption, or conversion rights.

ITEM 2. EXHIBITS.

Exhibit No.       Description
-----------       -----------
   3.1            Articles of Incorporation of the Registrant (1)

   3.2            Amended and Restated Bylaws of the Registrant (1)

   4.1 Specimen of Stock Certificate representing the Registrant's Common Stock (2)

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(1)  Incorporated  by reference to the  Registrant's  Registration  Statement on
     Form S-1 (Registration No. 333-36290).
(2)  Incorporated   by  reference  to  Amendment  No.  1  to  the   Registrant's
     Registration Statement on Form S-1 (Registration No. 333-36290).

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: September 21, 2000               PALMWORKS, INC.


                                        By: /s/ Ellen S. Eckler
                                           -------------------------------------
                                           Ellen S. Eckler
                                           Executive Vice President, Chief
                                           Financial Officer, Secretary, and
                                           Director (Principal Financial and
                                           Accounting Officer)